Exhibit (d)(5)(i)

December 19, 2012

Christopher Kurtz

Vice President

ING Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement (the “Agreement”), dated July 20, 2012 between ING Investments, LLC and ING Investment Management Co. LLC (“Sub-Adviser”), as amended, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Retirement Solution 2020 Fund, ING Retirement Solution 2025 Fund, ING Retirement Solution 2030 Fund, ING Retirement Solution 2035 Fund, ING Retirement Solution 2040 Fund, ING Retirement Solution 2045 Fund, ING Retirement Solution 2050 Fund, ING Retirement Solution 2055 Fund, and ING Retirement Solution Income Fund (collectively, the “Funds”), each a newly established series of ING Separate Portfolios Trust, effective on December 19, 2012, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fee indicated for the Funds, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Funds by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	V.P. Finance, Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets allocated to the Sub-Adviser)

ING Emerging Markets Corporate Debt Fund	0.3825%

ING Emerging Markets Hard Currency Debt Fund	0.2925%

ING Emerging Markets Local Currency Debt Fund	0.315%

ING Retirement Solution 2020 Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

ING Retirement Solution 2025 Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

(1)         “Direct Investments” shall mean assets which are not Underlying Funds.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was effect on December 19, 2012.

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets allocated to the Sub-Adviser)

ING Retirement Solution 2030 Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

ING Retirement Solution 2035 Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

ING Retirement Solution 2040 Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

ING Retirement Solution 2045 Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

ING Retirement Solution 2050 Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

ING Retirement Solution 2055 Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

ING Retirement Solution Income Fund	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%